Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 7, 2019, with respect to the consolidated financial statements of Care.com, Inc. as of December 29, 2018 and for the two years ended December 29, 2018, included in the Amendment No. 1 to the Registration Statement (Form S-4 No. 333-236420) and related Prospectus of IAC/InterActiveCorp and IAC Holdings, Inc. for the registration of IAC Holdings, Inc. and New Match common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 27, 2020